ASSET PURCHASE AGREEMENT



                                  BETWEEN



                             DEXTER CORPORATION


                                    AND



                            LOCTITE CORPORATION






                         Dated as of June 20, 2000







ARTICLE I

        CERTAIN DEFINITIONS.................................................1


ARTICLE II

        THE CLOSING........................................................11
                      2.1    Time and Place of Closing.....................11
                      2.2    Purchase and Sale of the Business Assets......12
                      2.3    Consideration for the Assets..................12
                      2.4    Deliveries by the Seller......................12
                      2.5    Delivery by the Buyer.........................14
                      2.6    Post-Closing Adjustment.......................14

ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF THE SELLER.......................18
                      3.1    Organization; Qualification...................18
                      3.2    Capital Stock.................................19
                      3.3    Equity Investments............................19
                      3.4    Authority Relative to this Agreement..........20
                      3.5    No Violation..................................20
                      3.6    Financial Statements..........................21
                      3.7    Absence of Undisclosed Liabilities............21
                      3.8    Absence of Certain Changes or Events..........21
                      3.9    Title and Related Matters.....................22
                      3.10   Contracts.....................................22
                      3.11   Leases........................................23
                      3.12   Patents, Trademarks and Similar Rights........23
                      3.13   Legal Proceedings, etc........................24
                      3.14   Employee Benefit Plans; ERISA.................24
                      3.15   Assets Necessary to Business..................25
                      3.16   Governmental Authorizations and Regulations...25
                      3.17   Disclosure....................................26
                      3.18   Accounts Receivable...........................26
                      3.19   Taxes.........................................26
                      3.20    Insurance....................................26
                      3.21   Environmental Matters.........................27
                      3.22   Brokers.......................................28
                      3.23   Computer Systems..............................28
                      3.24   Product Warranty..............................29

ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF THE BUYER........................29
                      4.1    Organization..................................29
                      4.2    Authority Relative to this Agreement..........29
                      4.3    No Violation..................................29
                      4.4    Disclosure....................................30
                      4.5    Financing.....................................30
                      4.6    Brokers.......................................30

ARTICLE V

        COVENANTS OF THE PARTIES...........................................31
                      5.1    Conduct of Business of the Seller.............31
                      5.2    Current Information...........................33
                      5.3    Access to Information.........................33
                      5.4    Expenses......................................34
                      5.5    Reasonable Best Efforts.......................34
                      5.6    Further Assurances............................35
                      5.7    Disclosure Supplements........................35
                      5.8    Public Announcements..........................36
                      5.9    Sales and Transfer Taxes and Fees.............36
                      5.10   Use of Name...................................36
                      5.11   Insurance Subsidiaries........................37

ARTICLE VI

        SELLER EMPLOYEES...................................................37
                      6.1    Employment....................................37
                      6.2    Assumption of Plans...........................38

ARTICLE VII

        CLOSING CONDITIONS.................................................40
                      7.1    Conditions to Each Party's Obligations to
                             Effect the Transactions Contemplated Hereby...40
                      7.2    Conditions to the Obligations of the
                             Seller to Effect the Transactions Con-
                             templated Hereby...............................41
                      7.3    Conditions to the Obligations of the
                             Buyer to Effect the Transactions
                             Contemplated Hereby............................42
                      7.4    Certificates...................................43

ARTICLE VIII

        CERTAIN TAX MATTERS................................................43
                      8.1    Tax Matters...................................43
                      8.2    Indemnity for Taxes...........................46

ARTICLE IX

        TERMINATION AND ABANDONMENT........................................49
                      9.1    Termination...................................49
                      9.2    Procedure and Effect of Termination...........49

ARTICLE X

        MISCELLANEOUS PROVISIONS...........................................50
                      10.1   Delivery of Schedules and Related Documents...50
                      10.2   Amendment and Modification....................50
                      10.3   Waiver of Compliance; Consents................51
                      10.4   Notices.......................................51
                      10.5   Assignment....................................52
                      10.6   Parent and Designated Affiliates and
                             Subsidiaries..................................52
                      10.7   Governing Law.................................52
                      10.8   Counterparts..................................52
                      10.9   Interpretation................................52
                      10.10  Entire Agreement..............................53
                      10.11  Severability..................................53
                      10.12  Bulk Sales Law................................53

ARTICLE XI

        SURVIVAL OF REPRESENTATIONS........................................53

ARTICLE XII

        INDEMNIFICATION....................................................54
                      12.1   Indemnity by Seller...........................54
                      12.2   Conditions to Indemnification.................54
                      12.3   Method and Manner of Paying Claims............55

ARTICLE XIII

        NONCOMPETITION.....................................................55
                      13.1   Noncompete; No Solicitation of Employees......55
                      13.2   Tolling of Period.............................56
                      13.3   Enforcement...................................56
                      13.4   Irreparable Damage; Injunctive Relief.........56



                          ASSET PURCHASE AGREEMENT


               ASSET PURCHASE AGREEMENT, dated as of June 20, 2000 (the "Agreement"), between Dexter Corporation, a Connecticut corporation (the "Seller"), and Loctite Corporation, a Delaware corporation (the "Buyer").

               WHEREAS, the Buyer wishes to acquire from the Seller substantially all of the Business Assets from the Seller; and

               WHEREAS, the Seller is willing to transfer the Business Assets (other than the Business Assets owned or held by the Business Subsidiaries, the capital stock of which is being transferred directly or indirectly by the Seller to the Buyer) to the Buyer in exchange for the assumption by the Buyer of the Business Liabilities and the payment to the Seller by the Buyer of the Purchase Price.

               NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                 ARTICLE I

                            CERTAIN DEFINITIONS

               As used in this Agreement each of the following terms shall have the following meaning:

               1.1 "affiliate" shall have the meaning ascribed thereto in
Section 10.9.

               1.2 "Agreement" shall have the meaning ascribed thereto in the Introduction.

               1.3 "APBO" shall have the meaning ascribed thereto in
Section 6.2(b).

               1.4 "Assumed Plans" shall have the meaning ascribed thereto in Section 6.2(a).

               1.5 "Authorizations" shall have the meaning ascribed thereto in Section 3.16(a).

               1.6 "Bill of Sale" shall have the meaning ascribed thereto in Section 2.4(c).

               1.7 "Business" shall mean the business of the Seller and its subsidiaries engaged in developing, using, manufacturing and selling (i) electronic materials and magnetic materials for use in certain markets, including without limitation those in the semiconductor devices, microelectronic assemblies, electrical and electronic components, power supply systems, semiconductor manufacturing equipment, electronics and automotive markets and (ii) adhesive and mold release products for use in certain markets, including but not limited to those in the aerospace, automotive, marine assembly, furniture and wood, general industrial assembly, and recreational markets.

               1.8 "Business Assets" shall mean:

                      (a) all of the property and assets of the Business necessary to carry on the Business as of the date of this Agreement and those primarily used in the Business, whether or not reflected in the Business Balance Sheet, including, without limitation, the Business Real Properties, the Business Intellectual Property, the Business Inventory, cash and cash equivalents of the Foreign Business Subsidiaries, plants, machinery, equipment, tools, supplies, spare parts, furniture, fixtures, leasehold improvements, motor vehicles, accounts and notes receivable (including intercompany receivables and notes) and prepaid expenses (and including all items which would be included on the Business Balance Sheet except for the fact that such items are fully depreciated or expensed), plus all items of a nature customarily carried as assets in the accounts of the Business which have been or will be acquired in the ordinary course of the Business consistent with past practice between the date of the Business Balance Sheet and the Effective Time, less any items which have been or will be disposed of or consumed in the ordinary course of the Business consistent with past practice between the date of the Business Balance Sheet and the Effective Time;

                      (b) the Business Bank Accounts;

                      (c) the Business Books and Records;

                      (d) the Business Contracts;

                      (e) the Business Leases;

                      (f) all of the outstanding capital stock of the Business Subsidiaries; and

                      (g) all rights, claims and privileges of the Seller and its subsidiaries (including rights to recovery under all insurance policies of the Seller to the extent they relate to the Business Assets or the Business Liabilities which are in effect prior to the Effective Time and which are not being assigned to the Buyer hereunder) arising out of or relating to the Business or to any of the Business Assets.

Notwithstanding the foregoing, the Business Assets shall not mean or include the Excluded Assets.

               1.9 "Business Balance Sheet" shall have the meaning ascribed thereto in Section 3.6.

               1.10 "Business Bank Accounts" shall mean all of the bank accounts of the Seller and its subsidiaries utilized for the Business which are listed on Schedule 1.10.

               1.11 "Business Books and Records" shall mean all of the original books and records of the Seller and its subsidiaries primarily relating to the operations of the Business, as well as copies of those books and records of the Seller and its subsidiaries that are necessary to the operation of the Business, including, without limitation, all books and records relating to the employees, the purchase of materials, supplies and services, financial, Tax (other than any combined, joint, consolidated or unitary Tax return information), legal, environmental, software licenses, operating keys for any proprietary software or source codes, accounting and operations matters, product engineering, research and development, manufacture and sale of products and dealings with vendors, suppliers, governmental entities, third parties and customers of the Business. As used herein, books and records shall include but not be limited to all computerized books and records and other computerized storage media and the software used in connection therewith.

               1.12 "Business Contracts" shall mean all contracts, agreements and commitments of the Seller and its subsidiaries only to the extent any relate to the Business, including, without limitation, (a) the contracts, agreements and commitments listed in Schedule 3.10(a) referred to in Section 3.10(a), and (b) all contracts, agreements and commitments of the Seller relating to the Business which are entered into between the date of this Agreement and the Effective Time and expressly permitted by this Agreement, excluding, however, all contracts, agreements and commitments which (1) expire in accordance with their terms prior to the Effective Time or are terminated in the ordinary course of the Business or (2) are listed in Schedule 1.12.

               1.13 "business day" shall have the meaning ascribed thereto in Section 10.9.

               1.14 "Business Employees" shall have the meaning ascribed thereto in Section 6.1(a).

               1.15 "Business Financial Statements" shall have the meaning ascribed thereto in Section 3.6.

               1.16 "Business Intellectual Property" shall mean all letters patent, patents, trademarks, trade names, service marks, copyrights (including registrations and applications for any of the foregoing), licenses, technology, know-how, trade secrets, tangible or intangible proprietary information or material, formulae and inventions owned or licensed by the Seller or any of its subsidiaries that are used in or relate to any extent to the Business including, without limitation, (a) all items listed in Schedule 3.12 referred to in Section 3.12 and (b) all such items which are acquired or developed for use to any extent in the business of the Business between the date of this Agreement and the Effective Time, excluding, however, all such items which expire in accordance with their terms in the ordinary course of the Business prior to the Effective Time. Notwithstanding the foregoing, the Business Intellectual Property shall not include the name and mark "Dexter."

               1.17 "Business Inventory" shall mean all inventories owned by the Seller or its subsidiaries relating to the Business or the Business Assets, wherever located, including all packaging, finished goods, raw materials, supplies, work in process, spare parts and other miscellaneous items of tangible property normally considered part of "inventory" under GAAP, consistently applied.

               1.18 "Business Leases" shall mean all leases of the Seller and its subsidiaries exclusively relating to the Business (whether entered into as lessor or lessee), including, without limitation, (a) the leases listed in Schedule 3.11 referred to in Section 3.11, and (b) all leases of the Seller and its subsidiaries relating to the Business that are entered into between the date of this Agreement and the Effective Time and expressly permitted by this Agreement, excluding, however, all leases which will expire in accordance with their terms prior to the Effective Time.

               1.19 "Business Liabilities" shall mean:

                      (a) all of the obligations and liabilities of the Seller and its subsidiaries specifically accrued or reserved against in the Business Balance Sheet (including intercompany payables and loans) which have not been or will not be satisfied or discharged at or prior to the Effective Time;

                      (b) all of the obligations and liabilities of the Seller and its subsidiaries relating to the Business of the type customarily accrued, reserved against or reflected in the accounts of the Business, arising between the date of the Business Balance Sheet and the Effective Time in the ordinary course of the Business, which have not been or will not be satisfied or discharged at or prior to the Effective Time;

                      (c) all claims against and liabilities of the Seller, including, compensatory, punitive damages, known or unknown, direct or indirect, including all cost and expenses relating thereto, arising before or after the Effective Time out of the Business Assets or the Business but only to the extent related to such Assets or Business as heretofore currently or hereafter conducted, including those related to (i) product liability, (ii) general tort liability, and (iii) any contract, agreement, commitment, lease, license or other instrument or obligation of the Seller or any of its subsidiaries included within the Business Assets and then only to the extent assumed by Buyer;

                      (d) the obligations and liabilities being assumed by the Buyer pursuant to Article VI; and

                      (e) the obligations and liabilities listed on
Schedule 3.7 referred to in Section 3.7.

               1.20 "Business Real Properties" shall mean all of the real properties of the Seller and its subsidiaries used to operate the Business which are listed in Schedule 3.9 referred to in Section 3.9.

               1.21 "Business Subsidiaries" shall mean the subsidiaries listed on Schedule 1.21.

               1.22 "Business Subsidiaries' Intercompany Payables" shall have the meaning set forth in Section 2.6(f).

               1.23 "Business Subsidiaries' Intercompany Receivables" shall have the meaning set forth in Section 2.6(f).

               1.24 "Buyer" shall have the meaning ascribed thereto in the Introduction.

               1.25 "Buyer Returns" shall have the meaning ascribed thereto in Section 8.1(a).

               1.26 "Claim" shall have the meaning ascribed thereto in
Section 12.2.

               1.27 "Closing" shall mean the consummation of the transactions contemplated by Article II of this Agreement in accordance with the terms and upon the conditions set forth in Article II.

               1.28 "Closing Date" shall mean the third business day following the later to occur of (i) the expiration or termination of all waiting periods, including any extensions thereof, if any, which are applicable to the transactions contemplated by this Agreement pursuant to Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and (ii) the satisfaction of all of the conditions to each party's obligations hereunder or the waiver thereof by the party entitled to the benefit thereof; or such other date as the parties hereto agree upon in writing.

               1.29 "Closing Date Balance Sheet" shall have the meaning ascribed thereto in Section 2.6(a)(iv).

               1.30 "Code" shall mean the Internal Revenue Code of 1986, as amended.

               1.31 "Computer Systems" shall have the meaning ascribed thereto in Section 3.23.

               1.32 "Consideration" shall have the meaning ascribed thereto in Section 2.3(a).

               1.33 "Consolidated Income Tax Returns" shall mean (i) a consolidated United States federal income Tax return within the meaning of
Section 1501 of the Code and the Treasury Regulations under Section 1502 of the Code, including the computation of separate taxable income for each member of the consolidated group and preparation of any pro forma company Tax returns, and (ii) any other combined, joint, consolidated or unitary income Tax return, report and form required to be filed with any Tax authority, other than any Tax return, report or form that includes only the Business Subsidiaries.

               1.34 "Dexter Acquisition Proposal" shall mean a written proposal for the acquisition of the Seller as an entirety (whether by way of merger, consolidation, share exchange, tender offer, sale of all or substantially all the assets of the Seller or otherwise) and shall include any tender offer or exchange offer to the Seller's shareholders which proposes to acquire all outstanding shares of the Seller.

               1.35 "Dexter Acquisition Transaction" shall mean any business combination transaction in which (x) the Seller is merged with or into another corporation and all of the outstanding shares of the Seller are purchased or acquired or (y) at least a majority of the outstanding shares of the Seller are purchased or acquired in a tender offer or an exchange offer.

               1.36 "Department of Justice" shall have the meaning ascribed thereto in Section 5.5(a).

               1.37 "Dexter Name License Agreement" shall have the meaning ascribed thereto in Section 5.10.

               1.38 "Draft Allocation" shall have the meaning ascribed thereto in Section 8.1(e).

               1.39 "Effective Time" shall mean the close of business on the Closing Date at which time the Closing and all transactions contemplated thereby shall be deemed to have occurred simultaneously; provided that the Closing has actually occurred.

               1.40 "Environmental Claim" shall have the meaning ascribed thereto in Section 3.21(d)(1).

               1.41 "Environmental Law" shall have the meaning ascribed thereto in Section 3.21(d)(2).

               1.42 "Environmental Permits" shall have the meaning ascribed thereto in Section 3.21(a).

               1.43 "ERISA" shall have the meaning ascribed thereto in
Section 3.14(a).

               1.44 "ERISA Affiliate" shall have the meaning ascribed thereto in Section 3.14(a).

               1.45 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

               1.46 "Excluded Assets" shall mean (i) cash and cash equivalents (other than cash and cash equivalents of the Foreign Business Subsidiaries); (ii) all of the rights, claims and privileges of the Seller relating to liabilities other than the Business Liabilities; (iii) all contracts of insurance (but not including rights to recovery thereunder included in the Business Assets); (iv) all rights to all refunds of any Taxes (except to the extent such refunds have been accrued and included on the Closing Date Balance Sheet); (v) those contracts, agreements, leases and other assets listed in Schedule 1.46; and (vi) all property and assets of the Business that are not primarily used or to be used in the Business, including the name and mark "Dexter."

               1.47 "Final Allocation" shall have the meaning ascribed thereto in Section 8.1(e).

               1.48 "Foreign Business Subsidiaries" shall mean the Business Subsidiaries listed on Schedule 1.48.

               1.49 "FTC" shall have the meaning ascribed thereto in
Section 5.5(a).

               1.50 "GAAP" shall mean United States generally accepted accounting principles.

               1.51 "Governmental Entity" shall have the meaning ascribed thereto in Section 3.5.

               1.52 "Hazardous Materials" shall have the meaning ascribed thereto in Section 3.21(d)(3).

               1.53 "Henkel" shall have the meaning ascribed thereto in
Section 4.2.

               1.54 "HSR Act" shall have the meaning ascribed thereto in
Section 1.10.

               1.55 "Indemnified Party" shall have the meaning ascribed thereto in Section 12.2(a).

               1.56 "Indemnifying Party" shall have the meaning ascribed thereto in Section 12.2(a).

               1.57 "Indemnification Period" shall have the meaning ascribed thereto in Article XI.

               1.58 "Independent Accountants" shall have the meaning ascribed thereto in Section 2.6(a)(iv).

               1.59 "Intercompany Accounts" shall have the meaning set forth in Section 2.6(f)(ii).

               1.60 "Law" shall have the meaning ascribed thereto in
Section 3.5.

               1.61 "Lien" shall have the meaning ascribed thereto in
Section 3.3(b).

               1.62 "Losses" shall have the meaning ascribed thereto in
Section 12.1.

               1.63 "Material Adverse Effect" shall mean any state of facts, event, change or effect having a material adverse effect on the assets, financial condition, business, liabilities (contingent or otherwise) or results of operations or future prospects of the Business, taken as a whole, excluding any such effect resulting from or arising in connection with (A) this Agreement, the transactions contemplated hereby or the announcement thereof or (B) changes that generally affect the adhesives industry.

               1.64 "Net Asset Value" shall have the meaning ascribed thereto in Section 2.6(d).

               1.65 "Permitted Exceptions" shall mean as of the date of this Agreement only (i) those exceptions to title to the Business Assets listed in Schedule 3.9 referred to in Section 3.9; (ii) Liens that secure debt that is reflected as a Specialty Polymer Liability on the Business Balance Sheet with respect to which no default or potential for acceleration exists; (iii) Liens securing all or a portion of the purchase price of a Business Asset which arose in connection with the purchase of such Business Asset after the date of the Business Balance Sheet but only to the extent specifically listed on Schedule 1.41; (iv) statutory Liens for Taxes not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and reserved on the Business Balance Sheet; (v) recorded Liens of carriers', warehousemen's, mechanics' and materialmen's and other like Liens arising in the ordinary course of the Business consistent with past practice for sums not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings and reserved on the Business Balance Sheet; (vi) all exceptions, restrictions, easements, rights of way and encumbrances set forth in the title insurance policies listed in Schedule
3.20 referred to in Section 3.20; and (vii) other Liens that are not material in amount or do not materially detract from the value of or materially impair the use of the property affected by such Lien.

               1.66 "person" shall have the meaning ascribed thereto in
Section 10.9.

               1.67 "Plans" shall have the meaning ascribed thereto in
Section 3.14(a).

               1.68 "Preliminary Closing Date Balance Sheet" shall have the meaning ascribed thereto in Section 2.6(a)(i).

               1.69 "Potential Grow-In Employees" shall have the meaning ascribed thereto in Section 6.2(b).

               1.70 "Purchase Price" shall have the meaning ascribed thereto in Section 2.3(b).

               1.71 "Retirees" shall have the meaning ascribed thereto in
Section 6.2(b).

               1.72 "Section 338(h)(10) Election" shall have the meaning ascribed thereto in Section 8.1(f).

               1.73 "Seller" shall have the meaning ascribed thereto in the Introduction.

               1.74 "subsidiary" shall have the meaning ascribed thereto in
Section 10.9.

               1.75 "Target Net Asset Value" shall have the meaning ascribed thereto in Section 2.6(d).

               1.76 "Tax Indemnified Party" shall have the meaning ascribed thereto in Section 8.2(e).

               1.77 "Tax Indemnifying Party" shall have the meaning ascribed thereto in Section 8.2(e).

               1.78 "Tax Third Party Claim" shall have the meaning ascribed thereto in Section 8.2(e).

               1.79 "Taxes" shall mean all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any government, which taxes shall include without limitation, all income taxes, payroll and employee withholding taxes, gross receipt taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation taxes and other obligations of the same or a similar nature, whether arising before, on or after the Effective Time; and "Tax" shall mean any one of the foregoing.

               1.80 "Third Party Claim" shall have the meaning ascribed thereto in Section 12.2(a).

               1.81 "Transferred Employees" shall have the meaning ascribed thereto in Section 6.1(a).

               1.82 "Undertaking and Indemnity Agreement" shall have the meaning ascribed thereto in Section 2.3(a).

               1.83 "Vested Eligible Employees" shall have the meaning ascribed thereto in Section 6.2(b).

               1.84 "WARN" shall have the meaning ascribed thereto in
Section 6.2(e).

               1.85 "WARN Obligations" shall have the meaning ascribed thereto in Section 6.2(e).


                                 ARTICLE II

                                THE CLOSING

               2.1 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 9:30 A.M. (local time) on the Closing Date or at such other place or time or both as the parties may agree.

               2.2 Purchase and Sale of the Business Assets. Subject to the terms and conditions of this Agreement (or, with respect to any condition not satisfied, the written waiver thereof by the party for whose benefit the condition exists) the Seller will sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered all of its direct or indirect right, title and interest at the Effective Time in and to the Business Assets, (other than the Business Assets owned or held by the Business Subsidiaries, the capital stock of which is being transferred directly or indirectly by the Seller to the Buyer), and the Buyer will purchase, acquire, accept and pay for, as hereinafter provided, the Business Assets (other than the Business Assets owned or held by Business Subsidiaries, the capital stock of which is being transferred directly or indirectly by the Seller to the Buyer) and will assume the Business Liabilities.

               2.3 Consideration for the Assets.

                      (a) Total Consideration. The aggregate consideration (the "Consideration") for the Business Assets (other than the Business Assets owned or held by Business Subsidiaries, the capital stock of which is being transferred directly or indirectly by the Seller to the Buyer) shall consist of (i) the assumption by the Buyer of the Business Liabilities and the indemnification of the Seller by the Buyer with respect to the Business Liabilities, in each case pursuant to an Undertaking and Indemnity Agreement substantially in the form of Exhibit A to this Agreement (the "Undertaking and Indemnity Agreement"), and (ii) payment or delivery of the Purchase Price by the Buyer to the Seller.

                      (b) Amount of Purchase Price. The portion of the Consideration constituting the purchase price (the "Purchase Price") shall be an amount in cash equal to $400,000,000. The Purchase Price shall be subject to the adjustment set forth in Section 2.6.

               2.4 Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered the following to the Buyer:

                      (a) Stock certificates representing all of the shares of capital stock of each of the Business Subsidiaries, in each case accompanied by stock powers duly executed in blank or duly executed instruments of transfer and all minute books, corporate records, corporate authorizations, and other documentation pertaining or related to the formation, existence, or organization of each Business Subsidiary, which to the extent such books, records, authorizations and documentation reside at the principal executive office of such Business Subsidiary shall be deemed delivered by delivery of the stock certificates of such Subsidiary.

                      (b) Special warranty deeds (subject to Permitted Exceptions), in recordable form, with respect to the Business Real Properties owned by the Seller or any of its subsidiaries (other than the Business Subsidiaries), togther with all currently existing surveys and title insurance policies for the Business Real Properties.

                      (c) A duly executed bill of sale substantially in the form of Exhibit B to this Agreement (the "Bill of Sale"), together with such other appropriate instruments of transfer as the Buyer may reasonably request, transferring to the Buyer all of the personal and intangible property owned or held by the Seller as of the Effective Time which is included in the Business Assets (other than the Business Assets owned or held by Business Subsidiaries, the capital stock of which is being transferred directly or indirectly by the Seller to the Buyer).

                      (d) Duly executed instruments of assignment
(including original consents to all such assignments obtained in accordance with Section 5.5(a)(i)) of the Business Leases to which the Seller or any of its subsidiaries (other than the Business Subsidiaries) is a party, in recordable form if and to the extent necessary with respect to those relating to real property or interests therein.

                      (e) Duly executed instruments of assignment
(including original consents to all such assignments obtained in accordance with Section 5.5(a)(i)) of the Business Contracts to which the Seller or any of its subsidiaries (other than the Business Subsidiaries) is a party.

                      (f) Duly executed instruments of assignment or transfer of the Business Intellectual Property owned or held by the Seller or any of its subsidiaries (other than the Business Subsidiaries), in form suitable for recording in the appropriate office or bureau, and the original certificates, if available, of such Business Intellectual Property together with any powers of attorney necessary to make the conveyance effective.

                      (g) Duly executed counterpart of the Dexter Name License Agreement substantially in the form attached as Exhibit D hereto.

                      (h) Duly executed instruments of assignment of the Business Bank Accounts, including a complete list of such accounts with balances as of a recent date.

                      (i) All consents obtained as contemplated by Sections 5.5(a)(i) and 7.3(d).

                      (j) The Undertaking and Indemnity Agreement, substantially in the form attached hereto as Exhibit A, duly executed by the Seller.

                      (k) Such other and further instruments of conveyance, assignment and transfer as the Buyer may reasonably request for the effective conveyance and transfer of any of the Business Assets.

                      (l) The certificates contemplated by Sections 7.3 and 7.4.

                      (m) Duly executed resignations of the officers and directors of the Business Subsidiaries.

                      (n) The Business Books and Records, which to the extent reside at the principal executive office of a Business Subsidiary, shall be deemed delivered by delivery of the stock certificates contemplated by Section 2.4(a) or if located at a facility of the Business such books and records shall be deemed delivered by transfer of the facility pursuant hereto.

               2.5 Delivery by the Buyer. At the Closing, the Buyer shall deliver the following to the Seller.

                      (a) The Purchase Price by (i) the wire transfer of immediately available funds to a bank account designated in writing by the Seller at least two business days prior to the Closing Date in any bank in the continental United States or (ii) such means as are otherwise agreed in writing upon by the Buyer and the Seller.

                      (b) All consents obtained as contemplated by Section 5.5(a)(i) and 7.2(d).

                      (c) Duly executed counterpart of the Dexter Name License Agreement, substantially in the form attached hereto as Exhibit D.

                      (d) The Undertaking and Indemnity Agreement duly executed by the Buyer, substantially in the form attached hereto as Exhibit A.

                      (e) The certificates contemplated by Sections 7.2 and 7.4.

               2.6 Post-Closing Adjustment.

                      (a) (i) Within 45 days following the Effective Time, the Seller shall prepare and deliver a balance sheet of the Business as of the Closing Date (the "Preliminary Closing Date Balance Sheet"). The Preliminary Closing Date Balance Sheet will present fairly the consolidated financial position of the Business as of the Closing Date and will be in conformity with GAAP applied on a basis consistent with the Business Balance Sheet and shall include the same line item classifications as are set forth in the Business Balance Sheet; provided, however, that the following principles shall in any event govern the preparation of the Preliminary Closing Date Balance Sheet:

        (1) The Preliminary Closing Date Balance Sheet shall be determined in United States dollars on a going concern basis in accordance with GAAP applied on a basis consistent with the Business Balance Sheet and shall include all Business Assets and Business Liabilities required by GAAP applied on a basis consistent with the Business Balance Sheet to be included therein, except as otherwise specified in Schedule 2.6(a)(i)(1) or in this Section 2.6(a), including, without limitation, using the same account classifications, useful lives and depreciation/amortization schedules for depreciable/amortizable assets, closing procedures and levels of materiality.

        (2) There shall be recorded on the Preliminary Closing Date Balance Sheet an asset in respect of the amount of cash and cash equivalents of the Foreign Business Subsidiaries reflected on the Business Books and Records as of the Closing Date.

        (3) There shall be recorded on the Preliminary Closing Date Balance Sheet an asset or liability, as the case may be, for the net Intercompany Accounts reflected on the Business Books and Records as of the Closing Date for the Business.

        (4) For purposes of determining the Preliminary Closing Date Balance Sheet, amounts in excess of 2% for any of the specific line items shall be considered material.

                      (ii) The Preliminary Closing Date Balance Sheet shall be accompanied by an audit report (in the form previously agreed to by the parties) of PricewaterhouseCoopers LLP, independent public accountants, stating that the Preliminary Closing Date Balance Sheet and the Net Asset Value appearing on the Preliminary Closing Date Balance Sheet were determined in accordance with this Section 2.6.

                      (iii) Upon receipt of the Preliminary Closing Date Balance Sheet, the Buyer and its independent certified public accountants shall have the right during the succeeding 20-day period to review, at the Buyer's expense, the Preliminary Closing Date Balance Sheet and to examine and review all records and work papers and other supporting documents used to prepare such Preliminary Closing Date Balance Sheet. The Buyer shall notify the Seller, in writing, on or before the last day of the 20-day period, of any good faith objections to the Preliminary Closing Date Balance Sheet, setting forth a reasonably specific description of the Buyer's objections and the dollar amount of each objection. If the Buyer does not deliver such notice within such 20-day period, the Preliminary Closing Date Balance Sheet shall be deemed to have been accepted by the Buyer.

                      (iv) If the Buyer in good faith objects to the Preliminary Closing Date Balance Sheet, the Seller and the Buyer shall attempt to resolve any such objections within 10 days of the Seller's receipt of the Buyer's objections. If the Seller and the Buyer are unable to resolve the matter within such 10-day period, they shall jointly appoint an impartial nationally recognized independent certified public accounting firm (the "Independent Accountants") mutually acceptable to the Buyer and the Seller (or, if they cannot agree on a mutually acceptable firm, they shall cause their respective accounting firms to select such firm) within 2 days of the end of such 10-day period. The Seller and the Buyer shall provide to the Independent Accountants full cooperation. The Independent Accountants shall be instructed to reach their conclusion regarding the dispute within 10 days or within such longer time period as the parties may otherwise agree. Any such resolution shall be conclusive and binding on the Buyer and the Seller and shall be made applying the principles set forth in Section 2.6(a)(i). The Preliminary Closing Date Balance Sheet after the acceptance thereof by the Buyer or the resolution of all disputes in connection therewith is referred to herein as the "Closing Date Balance Sheet."

                      (v) All fees payable to the Independent Accountants as a result of any objections raised to the Preliminary Closing Date Balance Sheet shall be divided equally between the Buyer and the Seller.

                      (b) If the amount of the Net Asset Value as reflected in the Closing Date Balance Sheet is less than the amount of the Target Net Asset Value, then the Purchase Price shall be reduced by the amount of such deficit. Any adjustments in the Purchase Price pursuant to this Section 2.6(b) shall be paid by the Seller by wire transfer of immediately available funds to an account designated in writing by the Buyer. Any payments required pursuant to this Section 2.6(b) shall be made within 2 business days after the Closing Date Balance Sheet becomes final and binding on the parties.

                      (c) If the amount of the Net Asset Value as reflected in the Closing Date Balance Sheet exceeds the amount of the Target Net Asset Value, then the Purchase Price shall be increased by the amount of such excess. Any adjustments in the Purchase Price pursuant to this Section 2.6(c) shall be paid by the Buyer by wire transfer of immediately available funds to an account designated in writing by the Seller. Any payments required pursuant to this Section 2.6(c) shall be made within 2 business days after the Closing Date Balance Sheet becomes final and binding on the parties.

                      (d) For purposes of this Section 2.6, "Net Asset Value" shall mean "Net Equity" as shown on the Closing Date Balance Sheet, less the sum of the amounts shown thereon for "Patents, net" and "Goodwill, net," in each case determined in a manner consistent with the preparation of the Business Balance Sheet, and "Target Net Asset Value" shall equal $121,090,000.

                      (e) If the adjustment in the Purchase Price pursuant to Section 2.6(b) or Section 2.6(c) exceeds $100,000 interest shall be paid on the amount of the adjustment from the Closing Date to the date of payment at the rate prescribed by J.P. Morgan & Company Incorporated as its "prime rate" on the Closing Date.

                      (f) (i) All Intercompany Accounts will be deemed fully paid and discharged as of the Effective Time through the adjustment to the payment provided for in this Section 2.6, which, as between the Seller and the Buyer, shall constitute a final settlement of all such Intercompany Accounts. The Seller and the Buyer shall each be responsible for settling such Intercompany Accounts with their respective subsidiaries. For purposes of determining the Net Asset Value, the amount of the Intercompany Accounts owed to the Business Subsidiaries immediately prior to the Effective Time (the "Business Subsidiaries' Intercompany Receivables") shall be offset against the amount of all Intercompany Accounts owed by the Business Subsidiaries immediately prior to the Evaluation Time ("Business Subsidiaries' Intercompany Payables"), and the difference shall be an adjustment to the Net Asset Value as follows:

                             (A) The Net Asset Value shall be reduced by
                      the amount, if any, by which the Business
                      Subsidiaries' Intercompany Receivables immediately prior to the Effective Time exceeded the Business Subsidiaries' Intercompany Payables; or

                             (B) The Net Asset Value shall be increased by
                      the amount, if any, by which the Business
                      Subsidiaries' Intercompany Payables immediately prior to the Effective Time exceeded the Business
                      Subsidiaries' Intercompany Receivables.

                      (ii) For the purposes of this Section 2.6, "Intercompany Accounts" shall mean all amounts, regardless of their nature, that are (a) owed by any of the Business Subsidiaries to the Seller or any other subsidiary of the Seller, other than another of the Business Subsidiaries, or (b) owed by the Seller or any subsidiary of the Seller, other than one of the Business Subsidiaries, to any of the Business Subsidiaries.

                      (g) Unless otherwise required by Law, the parties shall treat any adjustment made pursuant to Section 2.6(b) or Section 2.6(c) as an adjustment to the Purchase Price for federal, state and local income Tax purposes.


                                ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE SELLER

               The Seller represents and warrants to the Buyer as follows:

               3.1 Organization; Qualification.

                      (a) Each of the Seller and the Business Subsidiaries is a corporation duly organized, validly existing and, in good standing under the laws of the jurisdiction of its incorporation (to the extent applicable in the case of the Foreign Business Subsidiaries) and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted or as presently contemplated to be conducted.

                      (b) Each of the Seller and the Business Subsidiaries is duly qualified or licensed and in good standing to do business (to the extent applicable in the case of the Foreign Business Subsidiaries) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

                      (c) The Seller has heretofore made available to the Buyer complete and correct copies of the Certificate of Incorporation and By-laws (or other similar charter, by-law or other organizational documents), as currently in effect, of the Seller and each of the Business Subsidiaries (domestic or foreign).

               3.2 Capital Stock. The authorized, issued and outstanding capital stock of each of the Business Subsidiaries is set forth in Schedule
1.21. All the outstanding shares of capital stock of each of the Business Subsidiaries are duly authorized, validly issued, fully paid and non-assessable. Except for the transactions contemplated by this Agreement and except as set forth on Schedule 1.21, (1) there are no shares of capital stock of any of the Business Subsidiaries authorized or as of the date of this Agreement issued or outstanding, (2) as of the date of this Agreement there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Business Subsidiaries, obligating any Business Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in it or any other Business Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating any Business Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of any Business Subsidiary to repurchase, redeem or otherwise acquire any capital stock of any of the Business Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Seller has actual possession directly or indirectly of 100% of the issued and outstanding shares of capital stock of each Business Subsidiary (domestic or foreign) other than director qualifying or similar shares, and Seller will transfer and deliver to Buyer 100% of the issued and outstanding shares of capital stock of each Business Subsidiary at Closing.

               3.3 Equity Investments.

                      (a) Schedule 3.3(a) sets forth: (i) the name of each corporation, partnership, joint venture or other entity (other than the Business Subsidiaries) in which the Seller has, or pursuant to any agreement has the right to acquire by any means, directly or indirectly, an equity interest or investment and which, in each case, is a Business Asset;
(ii) in the case of each of such person described in the foregoing clause
(i), either (x) a listing of the relevant agreement or agreements pursuant to which the Seller has acquired such right or such interest or investment or (y) (A) the jurisdiction of incorporation and (B) the authorized and outstanding capitalization thereof and the percentage of each class of voting capital stock owned, directly or indirectly, by the Seller.

                      (b) Except as set forth in Schedule 3.3(b), the Seller's interest in each of the persons listed on Schedule 3.3(a) which are stated to be owned directly or indirectly by the Seller (except for directors' qualifying shares, if any, which the Seller will cause to be transferred at the Effective Time to nominees of the Buyer), will, after giving effect to the transactions contemplated hereby, be owned by the Buyer, directly or indirectly, in each case; free and clear of all liens, pledges, charges, security interests and other encumbrances (each a "Lien").

               3.4 Authority Relative to this Agreement. The Seller has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, assuming this Agreement constitutes a valid and binding agreement of the Buyer, a valid and binding agreement of the Seller, enforceable against it in accordance with its terms.

               3.5 No Violation. Except for the filings, permits, authorizations, consents and approvals set forth in Schedule 3.5 or as may be required under the applicable requirements of the HSR Act or the anti-competition laws or regulations of the European Union or any foreign jurisdiction in which the Seller or the Buyer (directly or through subsidiaries, in each case) has material assets or conducts material operations and any applicable "bulk sales" laws, none of the execution, delivery or performance of this Agreement by the Seller, the consummation by the Seller of the transactions contemplated hereby or compliance by the Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of the Seller or any of the Business Subsidiaries (domestic or foreign), (ii) require any filing with, or permit, authorization, consent or approval of, any federal, regional, state or local court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether U.S. or foreign (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a Lien on any Business Asset (domestic or foreign) pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Seller or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation ("Law") applicable to the Seller, any of the Business Subsidiaries (domestic or foreign) or any of the Business Assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches, defaults or Liens which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

               3.6 Financial Statements. The Seller has previously furnished to the Buyer (i) an unaudited consolidated balance sheet and statement of income of the Business for the fiscal year ended December 31, 1999, and (ii) an unaudited consolidated balance sheet and statement of income of the Business as of March 31, 2000, and for the year-to-date period then ended. The financial statements referred to in Section 3.6(i) and Section 3.6(ii) are hereinafter referred to herein as the "Business Financial Statements" and the unaudited consolidated balance sheet of the Business as of March 31, 2000, a copy of which is attached hereto as Exhibit C, is referred to herein as the "Business Balance Sheet." Except as set forth in Schedule 3.6, the Business Financial Statements and the Business Balance Sheet have been prepared from the books and records of the Business, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each balance sheet included therein presents fairly the financial position of the Business Business as of the date thereof, and each statement of income included therein presents fairly the results of operations of the Business for the respective periods therein set forth, except that the interim financial statements are subject to normal recurring year-end adjustments and are in a condensed presentation format and do not contain footnotes.

               3.7 Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.7, there is no liability or obligation (whether absolute, accrued, contingent or otherwise) that is a Business Liability, and no Business Subsidiary (foreign or domestic) has any liability or obligation, (whether absolute, accrued, contingent or otherwise), in each case of a nature required by GAAP to be reflected or reserved against in a balance sheet or disclosed in the notes thereto, except such liabilities, obligations or contingencies (i) that are adequately reflected, accrued or reserved against in the Business Balance Sheet or reflected in the notes thereto, (ii) which were incurred after the date of the Business Balance Sheet in the ordinary course of the Business consistent with past practice, or (iii) which individually or in the aggregate will not have a Material Adverse Effect.

               3.8 Absence of Certain Changes or Events. Except as set forth in Schedule 3.8 or as otherwise contemplated by this Agreement, since the date of the Business Balance Sheet, there has not been: (a) any Material Adverse Effect; or (b) any state of facts, event, change or condition (which is not attributable to adverse economic, market and industry conditions generally applicable to the Business Business), including any adverse changes with respect to employees, customers, suppliers or products, which could reasonably be expected to cause a Material Adverse Effect.

               3.9 Title and Related Matters. Except as set forth in
Schedule 3.9 and subject to Permitted Exceptions: (a) the Seller or a Business Subsidiary has, and immediately after the Effective Time, the Buyer or a Business Subsidiary will have, good and valid title to, or a valid leasehold or contractual interest in, free and clear of all Liens, all of the Business Assets (other than the Business Real Properties); and
(b) the Seller or a Business Subsidiary has, and immediately after the Effective Time, the Buyer or a Business Subsidiary will have, good and marketable title (such as any reputable title insurance company licensed to do business in the jurisdiction in which such Business Real Property is located will approve and insure at customary market rates subject only to Permitted Exceptions) to all of the Business Real Properties. Schedule 3.9 contains (x) a complete and correct list of all Business Real Properties,
(y) a complete and correct list of each title insurance policy insuring title to any of the Business Real Properties and (z) violations of any zoning or Environmental Laws that are actually known by any directors or executive officers of the Seller or, to the best knowledge of the Seller, suspected.

               3.10 Contracts.

                      (a) Schedule 3.10(a) sets forth a complete and correct list of each Business Contract which, as of the date hereof, (i) is a collective bargaining agreement or any agreement that contains any severance pay liabilities or obligations; (ii) is an employment or consulting agreement or contract with an employee or individual consultant or a consulting agreement or contract with a consulting firm or other organization (other than employment agreements that are created as a matter of Law); (iii) is a note, bond or debenture or other agreement or instrument relating to borrowed money or an agreement of guarantee or indemnification running to any person other than a Business Subsidiary;
(iv) is an agreement or contract containing any covenant limiting the freedom of the Seller or any of its subsidiaries to engage in any line of business or compete with any person; (v) provides for aggregate future payments of more than $250,000; (vi) provides for aggregate future payments in excess of $100,000, has a term exceeding one year and which may not be cancelled upon 90 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge); or (vii) is material to the business, operations or financial condition of the Business taken as a whole; provided that Schedule 3.10(a) does not list any Business Contract for the purchase or sale of goods or services entered into in the ordinary course of the Business which may be cancelled on 90 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge).

                      (b) Except as set forth in Schedule 3.10(b), (i) each Business Contract is in full force and effect, and (ii) there is not, with respect to the Business Contracts, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default, on the part of the Seller or any Business Subsidiary or to the best knowledge of the Seller any other party thereto, except where the failure to be in full force and effect or where such default or event of default would not have a Material Adverse Effect.

               3.11 Leases. Schedule 3.11 sets forth a complete and correct list of each Business Lease which (i) relates to real property; (ii) provides for aggregate future payments of more than $250,000; (iii) provides for aggregate future payments in excess of $100,000, has a term exceeding one year and which may not be cancelled upon 90 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge); or (iv) is material to the business, operations or financial condition of the Business taken as a whole. Except as set forth in Schedule 3.11, there is not with respect to the Business Leases, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or an event of default, on the part of the Seller or any Business Subsidiary or, to the best knowledge of the Seller, any other party thereto, except for such defaults or events of default which individually or in the aggregate would not have a Material Adverse Effect. At the Effective Time and upon receipt of any necessary consents with respect thereto (which shall be provided to the Buyer by the Seller at Closing as may be required pursuant to Section 5.5(a)(i) or Section 7.3(d)), the Business Leases will be valid, binding and enforceable by the Buyer, one of its subsidiaries designated pursuant to Section 10.6 as the assignee thereof or a Business Subsidiary in accordance with their respective terms, except for those Business Leases as to which the failure to be valid, binding and enforceable would not have a Material Adverse Effect.

               3.12 Patents, Trademarks and Similar Rights. Schedule 3.12 sets forth a complete and correct list of worldwide patents, trademarks, trade names, service marks, copyrights, copyright registrations and applications, together with appropriate registration numbers that are included in the Business Intellectual Property. Subject to the licenses and other restrictions listed in Schedule 3.12, the Seller or one of its subsidiaries owns or holds, and, at the Effective Time, the Buyer or a Business Subsidiary will own or hold, the Business Intellectual Property in each case free and clear of all Liens, pledges, charges, security interests and other encumbrances, except where the failure to so own or hold would not have a Material Adverse Effect. Except as set forth in Schedule 3.12, the Seller has not received written notice to the effect that: (i) any Business Intellectual Property presently being sold or employed by the Business infringes upon or conflicts with any rights owned or held by any other person; (ii) any person is infringing any Business Intellectual Property; or (iii) there is pending or, to the best knowledge of the Seller, threatened any claim or litigation against the Seller or any of its subsidiaries contesting the rights of the Seller or any of its subsidiaries to the Business Intellectual Property, except for any claims or litigation which would not have a Material Adverse Effect.

               3.13 Legal Proceedings, etc. As of the date hereof, except as set forth in Schedule 3.13 and except for matters involving only monetary recovery in which the damages sought to be imposed do not exceed $200,000 individually or $1 million in the aggregate, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of the Seller, threatened against the Business or the Business Assets.

               3.14 Employee Benefit Plans; ERISA.

                      (a) Schedule 3.14(a) contains a complete and correct list of each deferred compensation, incentive compensation or equity compensation plan; "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement (other than employment agreements that are created as a matter of Law); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Seller or by any trade or business (other than Plans of the foreign Business Subsidiaries maintained or required by applicable Law), whether or not incorporated (an "ERISA Affiliate"), that together with the Seller would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, for the benefit of any employee or former employee employed in the Business (the "Plans").

                      (b) No liability under Title IV or section 302 of ERISA has been incurred by the Seller or any ERISA Affiliate with respect to any of the Plans that has not been satisfied in full, and no condition exists that presents a material risk to the Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

                      (c) Each Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except as would not have a Material Adverse Effect, and to the best knowledge of Seller each Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

                      (d) Schedule 3.14(d) sets forth each Plan under which as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, (A) any current or former employee or officer of the Seller or any ERISA Affiliate may become entitled to severance pay or any other payment which is a Business Liability, except as expressly provided in this Agreement, or (B) any compensation due any such employee or officer from the Business may be increased or the time of payment or vesting may become accelerated.

                      (e) Except as disclosed set forth in Schedule 3.14(e), there are no pending, or to the best knowledge of the Seller, threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

               3.15 Assets Necessary to Business. Except as set forth in
Schedule 3.15 and the Excluded Assets, the Business Assets constitute all the assets and properties utilized in or necessary to carry on the business and operations of the Business as presently conducted in all material respects. All such Business Assets that are material to the Business are in good condition, reasonable wear and tear excepted, to conduct the Business as presently conducted.

               3.16 Governmental Authorizations and Regulations.

                      (a) All licenses, franchises, permits, registrations, approvals and other authorizations or consents held by the Seller and its subsidiaries to operate the business of the Business Business (herein collectively called "Authorizations") are valid and sufficient to conduct in all material respects the Business conducted by them in the manner presently being conducted in all jurisdictions, domestic and foreign, except where the failure to hold such Authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

                      (b) Except as set forth in Schedule 3.16(b), and for such violations which individually or in the aggregate do not and will not have a Material Adverse Effect, the Business is not being conducted in violation of any applicable Law of any Governmental Entity relating to the operation, conduct or ownership of the Business (provided that no representation or warranty is made in this Section 3.16(b) with respect to Environmental Laws).

               3.17 Disclosure. The representations and warranties by the Seller in this Agreement and the statements contained in the schedules, certificates and other writings furnished and to be furnished by the Seller to the Buyer pursuant to this Agreement, when considered as a whole and giving effect to any supplements or amendments thereof prior to the time of signing on the date hereof, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading, it being understood that as used in this Section 3.17 "material" means material to the Business.

               3.18 Accounts Receivable. Except as provided in a reserve for doubtful accounts, the notes and accounts receivable included in the Business Assets are genuine and represent the legal, valid and binding obligation of the obligor thereon, enforceable in accordance with their terms, subject to any applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

               3.19 Taxes. Except as and to the extent shown in Schedule 3.19, the Seller has or will have timely filed (or caused to be filed) all returns of income Taxes and all material returns of other Taxes required to be filed by it with respect to the Business, including any required filings of the Business Subsidiaries (domestic or foreign), and the Business Assets on or prior to the Effective Time, and has timely and fully paid or provided for all Taxes shown to be due on such returns, except such as are being contested in good faith by appropriate proceedings. Except as and to the extent shown in Schedule 3.19, all deficiencies for Taxes asserted or assessments made as a result of such examinations have been fully paid, settled or fully reflected on the books of the Seller. Except as set forth in Schedule 3.19, neither the United States Internal Revenue Service, nor any other taxing authority or agency, whether domestic or foreign has asserted in writing or, to the best knowledge of the Seller, is threatening to assert any material deficiency or claim for additional Taxes against the Business or the Business Assets. Except as set forth in Schedule 3.19, the Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax in respect of the Business.

               3.20 Insurance. Schedule 3.20 contains a complete and correct description of all policies of property, fire and casualty, product liability, workers' compensation and other forms of insurance owned or held by the Seller covering the Business or the Business Assets. The coverage provided under such policies of insurance is reasonable in scope and amount in light of the risks attendant to the business and activities of the Business.

               3.21 Environmental Matters.

                      (a) Each of the Seller and its subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required under any applicable Environmental Law and necessary for it to carry on the Business as now conducted ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, would not have a Material Adverse Effect. Each of such Environmental Permits is in full force and effect, and each of the Seller and its subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures to be in full force and effect or to be in compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

                      (b) There are no Environmental Claims with respect to the Business pending, or to the best knowledge of the Seller, threatened, against the Seller or any of its subsidiaries, or, to the best knowledge of the Seller, any person whose liability for any such Environmental Claim the Seller or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law that is included in the Business Liabilities for which adequate reserves have not been established in accordance with GAAP on the Business Books and Records, except such Environmental Claims that, individually or in the aggregate, would not have a Material Adverse Effect.

                      (c) To the best knowledge of the Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material, that would form the basis of any Environmental Claim relating to the Business against the Seller or any of its subsidiaries, or for which the Seller or any of its subsidiaries is liable, and that is included in the Business Liabilities except for such liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.

                      (d) As used in this Agreement:

                             (1) "Environmental Claim" means any claim,
action, lawsuit or proceeding by any person which seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Seller or any of its subsidiaries, or (B) circumstances which would give rise to any violation, or alleged violation, of any Environmental Law.

                             (2) "Environmental Law" means any law or order
of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or (B) the environment or to emissions, discharges, releases or threatened releases of, Hazardous Materials, into the environment, and includes, without limitation, the Clean Air Act, 42 U.S.C.ss.7401 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9601 et seq.; Emergency Planning and Community Right to Know Act, 42 U.S.C.ss.11000 et seq.; Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.136 et seq.; Clean Water Act, 33 U.S.C.ss.1251 et seq.; Oil Pollution Act, 33 U.S.C. ss.2701 et seq.; Resource Conservation and Recover Act, 42 U.S.C.ss.6901 et seq.; Safe Water Drinking Act, 42 U.S.C.ss.300f et seq.; Toxic Substance Control Act, 15 U.S.C. ss.2601 et seq.; and Occupational Safety and Health Act 29 U.S.C.ss.651 et seq and, without limiting the generality of the foregoing, any foreign counterparts to the foregoing acts.

                             (3) "Hazardous Materials" means (A) any
petroleum or petroleum products, radioactive materials or friable asbestos;
(B) any chemicals or other materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," or "toxic pollutants" under any Environmental Law; and (C) pesticides.

               3.22 Brokers. Except for Lehman Brothers Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, that is or will be payable by the Seller. The Seller is solely responsible for all fees and expenses of Lehman Brothers Inc. payable in connection with the transactions contemplated by this Agreement.

               3.23 Computer Systems. The Seller has all required computer hardware and software systems ("Computer Systems") necessary to conduct the Business as presently conducted. The Seller's Computer Systems are adequate to conduct the Business. All of the Seller's Computer Systems operate pursuant to valid licenses except where the failure to have such valid licenses would not have a Material Adverse Effect. Seller has installed commercially available "virus protection software" on its Computer Systems.

               3.24 Product Warranty. Except as set forth in Schedule 3.24, the products sold by the Business have been manufactured in material compliance with applicable specifications, are or were fit for the purposes intended and are or were substantially free from defects and are merchantable.


                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE BUYER

               The Buyer represents and warrants to the Seller as follows:

               4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such power and authority would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

               4.2 Authority Relative to this Agreement. The Buyer has the corporate power and authority to execute and deliver this Agreement and the Undertaking and Indemnity Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Undertaking and Indemnity Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except for authorization by the Shareholder's Committee of Henkel KGaA, Buyer's parent corporation ("Henkel"). Buyer shall present this Agreement to solicit Shareholder's Committee approval as expeditiously as possible but in no event later than June 29, 2000. Upon approval of the Shareholder's Committee approval, this Agreement will have been duly and validly executed and delivered by the Buyer and shall constitute a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms. The Undertaking and Indemnity Agreement will be, upon the due and valid execution and delivery thereof, a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

               4.3 No Violation. Except for the filings, permits, authorizations, consents and approvals set forth in Schedule 4.3 or as may be required under, and other applicable requirements of the HSR Act or the anti-competition laws or regulations of the European Union or any foreign jurisdiction in which the Seller or the Buyer (directly or through subsidiaries, in each case) has material assets or conducts material operations and any applicable "bulk sales" laws, none of the execution, delivery or performance of this Agreement or the Undertaking and Indemnity Agreement by the Buyer, the consummation by the Buyer of the transactions contemplated hereby or compliance by the Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of the Buyer or any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a Lien on any property or assets owned by the Buyer or any of its subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to the Buyer, any of its subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii),
(iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches, defaults or Liens which are not, individually or in the aggregate, reasonably likely to materially adversely affect the consummation of the transactions contemplated by this Agreement.

               4.4 Disclosure. The representation and warranties by the Buyer in this Agreement and the statements contained in the documents (including disclosure schedules), certificates and other writing furnished by the Buyer to the Seller pursuant to this Agreement, when considered as a whole, and giving effect to any supplements or amendments thereof prior to the time of signing on the date hereof do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading, it being understood that as used in this Section 4.4 "material" means material to Loctite Corporation.

               4.5 Financing. At or prior to the Closing Date, the Buyer will have sufficient cash resources available to pay the Purchase Price.

               4.6 Brokers. Except for Warburg Dillon Read, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer, that is or will be payable by the Buyer. The Buyer is solely responsible for fees and expenses of Warburg Dillon Read payable in connection with the transactions contemplated by this Agreement.


                                 ARTICLE V

                          COVENANTS OF THE PARTIES

               5.1 Conduct of Business of the Seller. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Seller will, and will cause the Business Subsidiaries to, (1) conduct the Business only in the ordinary and usual course of business, (2) use its reasonable best efforts to preserve intact all rights, privileges, franchises and other authority adequate or necessary for the conduct of the Business as currently conducted, (3) keep available the services of the key Business Employees, and (4) maintain good relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with the Business. Without limiting the generality of the foregoing and, except as otherwise expressly provided in this Agreement, prior to the Effective Time without the prior written consent of the Buyer which will not be unreasonably withheld or delayed the Seller will not permit either the Business or any Business Subsidiary (foreign or domestic) to:

                      (a) (i) create, incur or assume any long-term debt (including obligations in respect of capital leases), or, except in the ordinary course of the Business under existing lines of credit, create, incur or assume any short-term debt if, in either such case, such long-term debt or short-term debt, would constitute a Business Liability; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person if such assumption, guarantee, endorsement or other liability would constitute a Business Liability; provided that the Business Subsidiaries may endorse negotiable instruments in the ordinary course of the Business;

                      (b) (i) increase in any manner the compensation of any of the Business Employees, except such increases as are granted in the ordinary course of the Business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases but not any general across-the-board increases); (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such Business Employee, whether past or present; or (iii) commit itself to any additional Plans or, except as otherwise expressly required or permitted by Article VI, to amend or terminate any of such Plans or any of such agreements in existence on the date hereof;

                      (c) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse if such policy covers any Business Assets or insures risks, contingencies or liabilities which could result in a Business Liability, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage remaining under those cancelled, terminated or lapsed are in full force and effect (it being understood that there shall be no obligation to extend such insurance policies after the Effective Time);

                      (d) except in the ordinary course of the Business consistent with past practice, (i) sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of, any Business Assets which have a sales price in excess of $100,000, individually or in the aggregate, or (ii) mortgage, pledge or otherwise encumber any Business Assets except for such mortgages or encumbrances which constitute Permitted Exceptions;

                      (e) except in the ordinary course of the Business consistent with past practice, sell, transfer, license, abandon or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of, any of the Business Intellectual Property;

                      (f) enter into any agreements, commitments or contracts relating to the Business, except agreements, commitments or contracts made in the ordinary course of the Business consistent with past practice;

                      (g) voluntarily consent to the termination of any Business Contract or Business Lease by any other party thereto, or voluntarily withdraw any application for, or permit the expiration of any renewable rights with respect to, any Business Intellectual Property;

                      (h) amend its charter documents in a manner that adversely affects the transactions contemplated hereby;

                      (i) change the accounting principles used in connection with the Business unless required by GAAP and disclosed to the Buyer prior to instituting such changes; and

                      (j) enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

               Notwithstanding the provisions of the Section 5.1, nothing in this Agreement shall be construed or interpreted to prevent the Seller or any Business Subsidiary from (i) paying or making regular or special dividends or other distributions consisting of cash, marketable securities or property that is not a Business Asset or any combination thereof upon prior notice to the Buyer; (ii) making, accepting or settling intercompany loans or advances in the ordinary course of the Business or (iii) engaging in any other transaction incident to the normal cash management procedures of the Seller and its subsidiaries, including short-term investments in time-deposits, certificates or deposit and banker's acceptances made in the ordinary course of the Business.

               5.2 Current Information.

                      (a) Between the date of this Agreement and the Effective Time the Seller will cause one or more of its designated representatives to consult as requested by the Buyer on a regular basis with one or more designated representatives of the Buyer and to discuss the general status of ongoing operations of the Business.

                      (b) The Seller will promptly notify the Buyer of any significant change in the normal course of business or in the operations of the Business and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity or third party, in each case involving the Business, and will keep the Buyer informed of such events and permit the Buyer's representatives access to all materials prepared in connection therewith prior to submittal to any Governmental Entity.

                      (c) The Seller shall promptly notify the Buyer of any product claims in excess of $10,000 regarding the performance or non-performance of any product or service of the Business or the Business Subsidiaries and provide the Buyer with copies of all written directions to correct any non-performance.

               5.3 Access to Information.

                      (a) Between the date of this Agreement and the Effective Time the Seller will (i) give the Buyer and its authorized representatives reasonable access to all plants, offices, warehouses and other facilities and properties used in the Business and to the Business Books and Records, (ii) permit the Buyer to make such inspection thereof as the Buyer may reasonably request, and (iii) cause its officers to furnish the Buyer with such financial and operating data and other information with respect to the Business as the Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere materially with the operation of the Business and the Seller shall have no obligation to disclose the details of any trade secret included in the Business Intellectual Property.

                      (b) Between the date of this Agreement and the Effective Time the Buyer will hold and will cause its officers, directors, employees, representatives, consultants and advisors to hold in strict confidence in accordance with the terms of the Confidentiality Agreement, dated March 1, 2000, between the Buyer and the Seller, all documents and information furnished to the Buyer by or on behalf of the Seller in connection with the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained in accordance with such Confidentiality Agreement.

                      (c) No investigation pursuant to this Section 5.3 shall affect any representations and warranties of the parties herein or the conditions to the obligations of the parties hereto.

               5.4 Expenses. Except as otherwise provided by this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. Notwithstanding the foregoing, the Seller shall reimburse the Buyer for the documented reasonable fees and disbursements of one law firm retained by the Buyer in connection with any litigation challenging the transactions contemplated by this Agreement commenced by International Specialty Products Inc. or any of its affiliates.

               5.5 Reasonable Best Efforts.

                      (a) Subject to the terms and conditions of this Agreement and applicable Law, each of the parties shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall, and shall cause their respective subsidiaries, and use reasonable best efforts to cause their (and their respective subsidiaries') directors, officers, employees, agents, attorneys, accountants and representatives, to (i) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity (including promptly filing with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Department of Justice") pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement) or other person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; (ii) provide all such information concerning such party, its subsidiaries and its officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing; (iii) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby, including but not limited to defending through litigation on the merits any claim asserted in any court by any person; and (iv) take any and all reasonable steps necessary to avoid or eliminate every impediment under any antitrust, competition, or trade regulation law that is asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible.

                      (b) The Seller and the Buyer shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by either of them or by any of their respective subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

               5.6 Further Assurances. From time to time including following the Closing Date, without further consideration, the Seller will, at its own expense, execute and deliver such documents (including any Business Books and Records that may not have been actually delivered at the Closing) to the Buyer as the Buyer may reasonably request in order effectively to consummate the transactions contemplated hereby and to vest in the Buyer or a Business Subsidiary title to the Business Assets (including, without limitation, assistance in the reduction to possession of any thereof). From time to time, without further consideration, the Buyer will, at its own expense, execute and deliver such documents as the Seller may reasonably request in order effectively to consummate the transactions contemplated hereby and to perfect the assumption by the Buyer of the Business Liabilities. In addition, following the Effective Time the Seller will assist the Buyer in closing any or all of the Specialty Polymer Bank Accounts as the Buyer may reasonably request.

               5.7 Disclosure Supplements. From time to time after the date of this Agreement and prior to the Effective Time, the Seller will promptly supplement or amend the schedules referred to in Article III with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Seller that has been rendered inaccurate thereby. From time to time after the date of this Agreement and prior to the Effective Time, the Buyer will promptly supplement or amend the schedules referred to in Article IV with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a schedule or which is necessary to correct any information so previously disclosed or in any representation and warranty of the Buyer which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Seller contained in
Article III and the accuracy of the representations and warranties of the Buyer contained in Article IV in order to determine the fulfillment of the conditions set forth in Sections 7.3(a) and 7.2(a), respectively, the schedules delivered by the Seller and the schedules delivered by the Buyer shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

               5.8 Public Announcements. The Buyer and the Seller agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by applicable Law or the rules of any stock exchange on which such party's securities are listed.

               5.9 Sales and Transfer Taxes and Fees. The parties agree that all sales and transfer Taxes and related fees (including all real estate, patent and trademark transfer taxes and recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby will be borne one-half by the Seller and one-half by the Buyer, and the Buyer will file all necessary Tax returns and other documentation with reasonable assistance from Seller's employees, at no additional expense to Buyer, with respect to all such sales, transfer and recording Taxes and fees (including, without limitation, reseller or other certificates of the Buyer reasonably requested by the Seller), and, if required by applicable Law, the Seller will join in the execution of any such Tax returns or other documentation.

               5.10 Use of Name. Effective upon the Effective Time, the Buyer shall have the exclusive, worldwide, royalty-free right to use the name and mark "Dexter" solely in connection with its conduct of the Business following the Effective Time substantially upon the terms and conditions of the License Agreement attached hereto as Exhibit D (the "Dexter Name License Agreement").

               5.11 Insurance Subsidiaries. The Seller will continue to operate its two wholly owned captive insurance subsidiaries, Kettlebrook Insurance Company Ltd. and Dexter Environmental Assurance Ltd., in the ordinary course consistent with past practice, pending a sale of the shares of such companies. The Seller shall not permit either company to take any action that would improperly dissipate their reserves or their assets. In addition, in the event that the Seller sells the shares of either Kettlebrook Insurance Company Ltd. or Dexter Environmental Assurance Ltd., the purchaser of such shares shall agree that neither Kettlebrook Insurance Company Ltd. or Dexter Environmental Assurance Ltd., as the case may be, will take any action that would dissipate its reserves or assets below an amount required to satisfy any outstanding claims. The Buyer and the Seller will cooperate with each other in order to pursue the possibility of transferring the assets of Kettlebrook Insurance Company Ltd. and Dexter Environmental Assurance Ltd. to the captive insurance company of the Buyer or a financially viable third party and the Buyer shall have the right to elect that such a transfer be effected; provided that any such transfer be made on a tax efficient basis and on other terms and conditions satisfactory to both the Buyer and the Seller.

               5.12 Transitional Service Agreement. The Seller and the Buyer shall, to the extent needed in the reasonable judgment of the parties, negotiate in good faith the terms and conditions of a transitional services agreement pursuant to which the parties will agree to provide certain services to each other for an agreed-upon period of time.


                                 ARTICLE VI

                              SELLER EMPLOYEES

               6.1 Employment.

                      (a) Effective as of the Effective Time, each employee of the Seller employed in the Business immediately prior to the Effective Time (the "Business Employees") shall cease to be an employee of the Seller and the Buyer shall offer or cause to be offered employment, on an at-will basis, to all Business Employees. The Buyer shall assume and be solely responsible for and shall indemnify the Seller against any severance liability attributable to the termination of employment of the Business Employees employed by the Seller as of the Effective Time. Effective as of the Effective Time and until December 31, 2001, the Buyer shall cause each Business Employee who accepts and commences employment with the Buyer or a subsidiary of the Buyer as of the Effective Time (the "Transferred Employees") to be provided with compensation and employee benefit arrangements that shall, in the aggregate, be substantially equivalent to the compensation and benefits provided by the Seller to such Transferred Employee immediately prior to the Effective Time.

                      (b) The Buyer shall cause the Transferred Employees to be given full credit for all service with the Seller or any subsidiary of the Seller prior to the Effective Time for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements of the Buyer or any subsidiary of the Buyer in which such Transferred Employees' participate from and after the Effective Time, to the same extent such service was recognized by the Seller or any subsidiary of the Seller immediately prior to the Effective Time. Neither the Buyer nor any subsidiary of the Buyer shall require any Transferred Employee to undergo a physical examination or provide other proof of insurability. The Buyer shall, or shall cause a subsidiary of the Buyer to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under any welfare plan in which such employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan of the Seller or any subsidiary of the Seller in which Transferred Employees participate immediately prior to the Effective Time, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employees are eligible to participate after the Effective Time, as if those deductibles or co-payments had been paid under the welfare plans in which such employees are eligible to participate after the Effective Time.

                      (c) Subject to Section 6.2, the Seller shall remain responsible for, and shall indemnify and hold harmless the Buyer against, any and all claims, losses, damages, costs and expenses and other liabilities (other than those constituting Business Liabilities) relating to or arising out of any of its Plans or obligations thereunder accrued prior to the Effective Time. Buyer shall be responsible for, and shall indemnify and hold harmless the Seller against, any and all claims, losses, damages, costs and expenses and other liabilities relating to or arising out of any of the Buyer's employee benefit arrangements or obligations thereunder accrued on or after the Effective Time.

               6.2 Assumption of Plans.

                      (a) Effective as of the Effective Time, the Buyer shall assume The Dexter Pension Plan and Dexter's Magnetic's Employees Retirement Income Trust Plan (collectively, the "Assumed Plans"). The Buyer and the Seller shall take all such action as may be necessary or appropriate in order to establish the Buyer as a successor to the Seller as to all rights, duties, liabilities and obligations under, or with respect to, each of the Assumed Plans including, but not limited to, the Seller's rights, duties, liabilities and obligations under, or with respect to any and all annuity or insurance contracts, or trust agreements, that form a part of such plans, together with the assets relating thereto.

                      (b) Following the Effective Time, the Buyer shall, or shall cause a Buyer subsidiary to, (i) provide to those former employees of the Business Business whose employment terminated prior to the Effective Time (and eligible dependents of such former employees) (collectively, "Retirees") post-retirement welfare benefits substantially equivalent (both in terms of the benefits provided and the cost of such benefits to a Retiree) to those provided to such individuals under the post-retirement welfare benefit program of the Seller as in effect immediately prior to the Effective Time, (ii) continue an arrangement pursuant to which such post-retirement welfare benefits shall be provided, upon any termination of employment with the Buyer or a Buyer subsidiary, to those Transferred Employees (and their eligible dependents) who elect to receive such benefits (substantially in accordance with procedures currently utilized by the Seller) and who immediately prior to the Effective Time would be eligible for such benefits upon a termination of employment with the Seller (collectively, "Vested Eligible Employees") and (iii) continue an arrangement pursuant to which such post-retirement welfare benefits shall be provided to those individuals (and their eligible dependents) who are not Retirees or Vested Eligible Employees, and who, as of the Effective Time, had attained the age of 50 and had been credited with at least five years of service with the Seller (collectively, "Potential Grow-In Employees"), but only if, at the time of any termination with the Buyer or a Buyer subsidiary, (A) such Potential Grow-In Employee would have been eligible to receive such post-retirement welfare benefits under the Seller's post-retirement welfare benefit program as in effect immediately prior to the Effective Time (crediting service with the Buyer or a Buyer subsidiary as service with the Seller) and (B) such Potential Grow-In Employee elects to receive such benefits (substantially in accordance with procedures currently utilized by the Seller). In connection with the performance of Buyer's obligations hereunder, at the Effective Time the Seller shall cause to be transferred to a "VEBA" established under Section 501(c)(9) of the Code (or to be established) by the Buyer an amount equal to the portion of the Seller's accumulated post-retirement welfare benefit obligations as of December 31, 1999 ("APBO") attributable to Retirees, Vested Eligible Employees and Potential Grow-In Employees (such amount to be adjusted to reflect any changes in the individuals comprising the Retirees, Vested Eligible Employees and Potential Grow-In Employees as of the Effective Time) as set forth in the report prepared for the Seller by PricewaterhouseCoopers LLP and previously delivered to the Buyer, plus interest thereon at the rate of 7.75% per annum from January 1, 2000 through the date on which occurs the Effective Time. The Buyer shall not terminate or modify in any adverse manner the post-retirement welfare benefit it has agreed to provide to Retirees, Vested Eligible Employees and Potential Grow-in Employees pursuant to this Section 6.2(b).

                      (c) The Buyer shall assume all liabilities and obligations of the Seller with respect to the Business Employees arising under (i) the Dexter Corporation Special Severance Plan (as such plan has been modified by employee communications described in Schedule 6.2(c)(i)), except for the liabilities arising under Sections 2(e) and 2(f) of such plan, (ii) the pay-to-stay arrangements described in Schedule 6.2(c)(ii) and (iii) the severance agreements (described in Schedule 6.2(c)(iii)) to provide continuation of "Employee Benefits" that are welfare benefits as described in Section 4(a)(ii) of the severance agreements.

                      (d) The Buyer shall provide severance benefits to any Business Employee who (i) voluntarily terminates his or her employment for "good reason" (as defined in Schedule 6.2(d)) within twelve months of the Effective Time or (ii) is involuntarily terminated (other than for cause) by the Buyer or a Buyer subsidiary within twelve months following the Effective Time. The severance benefits provided in accordance with this
Section 6.2(d) shall not be less favorable than the severance benefits that a Business Employee would have been entitled to had his or her employment been terminated by the Seller or a Business Subsidiary (as the case may be) immediately prior to the Effective Time. No severance benefits shall be provided pursuant to this Section 6(d) to a Business Employee who immediately prior to the Effective Time, is (i) a party to a severance agreement described in Section 6.2(c) or (ii) a participant in the Dexter Corporation Special Severance Plan.

                      (e) To the extent that any obligations might arise under the Worker Adjustment Retraining Notification Act ("WARN"), 29 U.S.C.
Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign, or local law, rule, or regulation (hereinafter referred to collectively as "WARN Obligations") as a consequence of the transactions contemplated by this Agreement, the Seller shall be responsible for any WARN Obligations arising as a result of any employment losses occurring prior to the Effective Time, and the Buyer shall be responsible for any WARN Obligations arising as a result of any employment losses occurring upon or after the Effective Time.

                      (f) On or prior to the Effective Time, the Seller shall establish a defined benefit pension plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code(the "Coatings Pension Plan") for Coatings Employees and Coatings Retirees (each listed in
Schedule 6.2(f)). The Coatings Pension Plan shall be substantially identical to the Dexter Pension Plan. As soon as practicable after the Effective Time, the Seller shall cause the trustee of the Dexter Pension Plan to transfer cash from the trust under the Dexter Pension Plan to the trust under the Coatings Pension Plan, in an amount determined by the certified actuary of the Seller (the "Seller's Actuary") to be equal to the product of (a) the fair market value of the assets held under the Dexter Pension Plan as of June 30, 2000(the "Valuation Date") and (b) a fraction, the numerator of which is equal to the present value of all accrued benefits, including all ancillary benefits, under the Dexter Pension Plan as of the Effective Time in respect of the Coatings Employees and Coatings Retirees (each as defined in Schedule 6.2(f)) and the denominator of which is equal to the present value of all accrued benefits, including all ancillary benefits, under the Dexter Pension Plan as of the Effective Time. The calculation of the present value of such benefits shall be performed by the Seller's Actuary in consultation with an actuary designated by the Buyer. The calculation shall be performed in accordance with Section 414(1) of the Code and the regulations promulgated thereunder and in all cases utilizing the assumptions used by the Seller for reporting accumulated benefit obligations under FAS No. 87. The Seller's Actuary shall provide the actuary designated by the Buyer with all the documentation reasonably necessary for the Buyer to verify the determination made by the Seller's Actuary. From the Valuation Date to the date of transfer, the assets to be transferred shall be credited with interest at the rate of 7.75% per annum and an amount equal to such interest shall be transferred to the trust under the Coatings Pension Plan on the date the transfer of assets occurs.

               Effective as of the effective date of the Coatings Pension Plan, Coatings Employees shall cease to accrue benefits under the Dexter Pension Plan and shall commence to accrue benefits under the Coatings Pension Plan. Effective as of the Effective Time, and conditioned upon the transfer of the assets pursuant to this Section 6.2(f), the Buyer shall assume the Dexter Pension Plan and all liabilities and obligations thereunder, and the Buyer shall indemnify and hold harmless the Seller, its officers, directors, employees and agents and affiliates from and against any and all liabilities arising out of or related to the Dexter Pension Plan; provided, however, the Buyer shall not indemnify or hold harmless such parties with respect to those costs, damages, losses, expenses, or other liabilities that result, directly or indirectly, from the acts or omissions of such parties, which acts or omissions occurred or should have occurred prior to the Effective Time. Effective as of the Effective Time, and conditioned upon the transfer of the assets pursuant to this Section 6.2(f), the Seller shall indemnify and hold harmless the Buyer, its officers, directors, employees and agents and affiliates from and against any and all liabilities arising out of or related to the Coatings Pension Plan; provided, however, the Seller shall not indemnify or hold harmless such parties with respect to those costs, damages, losses, expenses, or other liabilities that result, directly or indirectly, from the acts or omissions of such parties, which acts or omissions occurred or should have occurred during the period from the Effective Time to the date upon which the transfer of assets pursuant to this Section 6.2(f) occurs.

                      (g) Effective as of the Effective Time, the Buyer shall establish or designate a defined contribution plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code (the "Buyer Savings Plan"). Upon receipt of an opinion, satisfactory to the Seller's counsel that the terms of the Buyer Savings Plan and related trust qualify under Section 401(a) and Section 501(a) of the Code, the Seller shall direct the trustee of the Dexter 401(k) Plan to transfer, to the trustee of the Buyer Savings Plan, as of the Effective Time, the cash value of the account balances under the Dexter 401(k) in respect of Transferred Employees. Upon such transfer, the Buyer Savings Plan shall assume all liabilities for accrued benefits under the Dexter 401(k) Plan in respect of Transferred Employees and the Dexter 401(k) Plan shall be relieved of all such liabilities. The parties shall cooperate in the filing of the documents required by the transfer of assets and liabilities described herein. Notwithstanding anything contained herein to the contrary, no such transfer shall take place until the 31st day following the filing of all required Forms 5310-A in connection therewith.


                                ARTICLE VII

                             CLOSING CONDITIONS

               7.1 Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                      (a) To the extent required by applicable Law, each of the Seller and the Buyer and any other person (as defined in the HSR Act) required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the FTC pursuant to the HSR Act shall have made such filing and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.

                      (b) To the extent required by applicable Law, each of the Seller and the Buyer and any other person required in connection with the transactions contemplated hereby to file all necessary filings with any Governmental Entity outside the U.S. shall have made such filings and such Governmental Entities outside the U.S. shall have approved or cleared such filing and all such approvals or clearances shall have been received.

                      (c) No statute, rule, regulation, executive order, decree, ruling or injunction (temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby or has the effect of making the acquisition of the Business by the Buyer or any of its affiliates illegal.

               7.2 Conditions to the Obligations of the Seller to Effect the Transactions Contemplated Hereby. The obligations of the Seller to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Seller in writing:

                      (a) The representations or warranties of the Buyer set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Buyer set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as if such representations or warranties were made as of such time on or after the date of the Agreement (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively).

                      (b) The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

                      (c) The Buyer shall have furnished a certificate of an executive officer of the Buyer to evidence compliance with the conditions set forth in Sections 7.2(a) and (b) of this Agreement.

                      (d) The Seller and the Buyer, respectively, shall have obtained all of the permits, authorizations, consents or approvals listed on Schedule 7.2(d).

               7.3 Conditions to the Obligations of the Buyer to Effect the Transactions Contemplated Hereby. The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Buyer in writing:

                      (a) The representations or warranties of the Seller set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Seller set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as if such representations or warranties were made as of such time on or after the date of the Agreement (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively).

                      (b) The Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

                      (c) The Seller shall have furnished a certificate of an executive officer of the Seller to evidence compliance with the conditions set forth in Sections 7.3(a) and (b) of this Agreement.

                      (d) The Seller and the Buyer, respectively, shall have obtained all permits, authorizations, consents or approvals listed on
Schedule 7.3(d).

                      (e) The Buyer shall have obtained from Henkel, the approval of Henkel's Shareholders Committee, to enter into, consummate, and deliver this Agreement, and any contract or commitment set forth in this Agreement, each according to the terms set forth herein.

               7.4 Certificates. Each of the parties hereto will furnish to the other party such certificates of such party's officers or others and such other documents to evidence fulfillment of the conditions set forth in this Article VII as the other party may reasonably request.


                                ARTICLE VIII

                            CERTAIN TAX MATTERS

               8.1 Tax Matters.

                      (a) The Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate authorities all income Tax returns, reports and forms (other than any Consolidated Income Tax Returns of the Seller) with respect to the Business (including the Business Subsidiaries) of which the original due date (without regard to any extensions) is after the date of the Effective Time ("Buyer Returns"), and will pay (or cause to be paid) all income Taxes due with respect to such Buyer Returns. Buyer shall make available to Seller any Buyer Returns and related workpapers with respect to any taxable period that ends on or before, or includes, the date of the Effective Time for Seller's review and comment at least 25 business days prior to the respective due dates of such Buyer Returns, and Seller shall provide Buyer with Seller's comments no later than 10 business days before the respective due dates of such Buyer Returns. Such Buyer Returns shall be subject to Seller's approval, such approval not to be unreasonably withheld, before the applicable Buyer Return is filed with the appropriate authority. The Seller shall timely prepare and file (or cause such preparation and filing) with the appropriate authorities (i) all Consolidated Income Tax Returns (other than any Consolidated Income Tax Returns of the Buyer) with respect to the Business (including the Business Subsidiaries), and (ii) all other income Tax returns, reports and forms with respect to the Business (including the Business Subsidiaries) of which the original due date (without regard to any extensions) is on or before the date of the Effective Time, and will pay (or cause to be paid) all income Taxes due with respect to such returns, reports and forms (except to the extent such Taxes are included in the Business Liabilities or otherwise reserved for on the Closing Date Balance Sheet, in which case such Taxes shall be paid by the Buyer).

                      (b) The Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate authorities all non-income Tax returns, reports and forms required to be filed with respect to the Business (including the Business Subsidiaries) and the Business Assets, when such returns, reports and forms are required to be filed, subject to any applicable extensions, after the Effective Time, and will pay (or cause to be paid) all non-income Taxes due with respect to such returns, reports and forms.

                      (c) The Seller and the Buyer shall reasonably cooperate in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records reasonably necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Buyer shall prepare (or cause such preparation) within 90 days of the date of the Effective Time, usual and customary Business Subsidiaries' Tax return reporting packages with respect to the taxable period beginning January 1, 2000 and ending as of the date of the Effective Time. Seller will provide Buyer with Seller's determination of the appropriate portion of the Seller's historical qualified research expenses and gross receipts pertaining to the Business in accordance with Section 41(f)(3) of the Code.

                      (d) For a period of six years after the Closing Date, the Seller and its representatives shall have reasonable access to the Business Books and Records transferred to the Buyer hereunder (including, without limitation, the right to make extracts thereof) to the extent that the Business Books and Records relate to Taxes and to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operation of the Business (including the Business Subsidiaries) or the Business Assets prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller shall be solely responsible for any reasonable out-of-pocket costs or expenses incurred by it pursuant to this Section 8.1(d). If the Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Buyer shall, prior to such disposition, give the Seller a reasonable opportunity, at the Seller's expense, to segregate and remove such books and records as the Seller may select. In addition to the foregoing, the parties agree to cooperate with each other with respect to the defense of any claims or litigation relating to Taxes pertaining to the Business (including the Business Subsidiaries) or the Business Assets, provided that the party requesting such cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

                      (e) Subject to the mutual agreement of the parties with regard to the time for completion hereto, the Buyer shall prepare (or cause to be prepared) and submit to the Seller for the Seller's review and approval, which shall not be unreasonably withheld, a draft allocation of the Purchase Price and the Business Liabilities among the Business Assets, including the capital stock of the Business Subsidiaries, to be purchased hereunder, which allocation shall be reflected in Schedule 8.1(e) (the "Draft Allocation"). The Draft Allocation shall be revised and finalized by the parties in conjunction with the post-closing adjustment pursuant to
Section 2.6 (the "Final Allocation"). The Draft Allocation and the Final Allocation shall be made in accordance with Section 1060 of the Code and applicable Treasury regulations as well as under any analogous provisions of foreign Law. Each of the Seller and the Buyer shall (i) be bound by the Final Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its affiliates to prepare and file, its Tax returns on a basis consistent with the Final Allocation and (iii) take no position, and cause its affiliates to take no position, inconsistent with the Final Allocation on any applicable Tax return, in any proceeding before any taxing authority or otherwise. In the event that the Final Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

                      (f) The Buyer shall not (i) make an election, with the effective date of such election being on or before the date of the Effective Time, to treat any of the Business Subsidiaries as a disregarded entity (or as a partnership) for federal, state or local income Tax purposes pursuant to Treasury Regulations Sections 301.7701-1 through 301.7701-3, (ii) make any dividend or other distributions to shareholders from any of the Business Subsidiaries at any time on or after the Effective Time until January 1, 2001, or (iii) make an election under Section 338 of the Code with respect to any of the Foreign Business Subsidiaries without the prior written consent of the Seller. However, upon the Buyer's timely request, the Seller will join with the Buyer in making a timely election under Section 338(h)(10) of the Code (and any comparable provisions of state or local Tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of any of the Business Subsidiaries that is a U.S. corporation. If the Buyer and Seller make a
Section 338(h)(10) Election with respect to the purchase and sale of the stock of any such Business Subsidiary, the Final Allocation prepared by the parties pursuant to Section 8.1(e) hereof shall allocate an amount equal to the sum of the Purchase Price allocable to the stock of such Business Subsidiary plus the liabilities of such Business Subsidiary assumed by the Buyer among the assets of such Business Subsidiary in accordance with
Section 338 of the Code and the applicable Treasury regulations.

                      (g) The Seller and the Buyer agree that the Buyer has purchased substantially all the property used in the Business in the United States, and in connection therewith, the Buyer shall employ individuals who immediately before the Effective Time were employed in such trade or business by the Seller. Accordingly, pursuant to Rev. Proc. 96-60, 1996-2 C.B. 399, the Buyer shall furnish a United States Internal Revenue Service Form W-2 to each employee employed by the Buyer who had been employed by the Seller, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and the Seller shall be relieved of the responsibility to do so.

                      (h) Any Tax sharing agreement between Seller and any of the Business Subsidiaries is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, future year, or a past year).

               8.2 Indemnity for Taxes.

                      (a) The Seller hereby agrees to indemnify the Buyer, Henkel and its affiliates and subsidiaries, and the Business against and hold them harmless, on an after-Tax basis, from all liability for (i) all income Taxes of the Business attributable to taxable periods (or portions thereof) ending on or before the Effective Time, (ii) income Taxes of any of the businesses of the Seller other than the business of the Business attributable to all taxable periods, and (iii) income Taxes incurred as a result of any other transactions undertaken by the Seller, including without limitation (x) the sale of the Business to Buyer; and (y) the liquidation and dissolution of the Seller; provided, however, the Seller shall not indemnify the Buyer for any Taxes included in the Business Liabilities or otherwise reserved for in the Closing Date Balance Sheet.

                      (b) (i) The Seller agrees to indemnify the Buyer and the Business against and hold them harmless, on an after-Tax basis, from all income Taxes, expenses or other losses arising out of the failure of the Seller to perform any of the agreements it is required to perform under
Section 5.9 or Section 8.1 and (ii) the Buyer agrees to indemnify the Seller and hold it harmless, on an after-Tax basis, from all Taxes, expenses or other losses arising out of the failure by the Buyer to perform any of the agreements it is required to perform under Section 5.9 or
Section 8.1.

                      (c) The Buyer and the Seller agree to treat any payment under this Section 8.2 as an adjustment to the Purchase Price.

                      (d) The obligation of the Seller to indemnify and hold harmless the Buyer and the Business, on the one hand, and any of the obligations of the Buyer to indemnify and hold harmless the Seller, on the other hand, pursuant to this Section 8.2, shall terminate upon the expiration of the applicable statutes of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

                      (e) A party seeking indemnification provided for under this Section 8.2 (a "Tax Indemnified Party") in respect of Taxes, arising out of or involving a claim or demand made by any persons, firm, governmental authority or corporation against such party (a "Tax Third Party Claim") must notify the party from whom such indemnification is sought (the "Tax Indemnifying Party") in writing of the Tax Third Party Claim as promptly as possible but in no event later than 30 days after receipt by the Tax Indemnified Party of written notice of the Tax Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Tax Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Tax Indemnified Party failed to give such notice). Thereafter, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than 30 days after the Tax Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Tax Indemnified Party, relating to the Tax Third Party Claim.

               If a Tax Third Party Claim is made against the Tax Indemnified Party, the Tax Indemnifying Party will be entitled to participate in the defense thereof and to assume the defense thereof with counsel or other tax advisors selected by the Tax Indemnifying Party and satisfactory to the Tax Indemnified Party provided, however, that the Tax Indemnifying Party shall not be entitled to assume the defense of any such contest unless the Tax Indemnifying Party at its option has either provided bond or other security for its obligations under this Section 8.2 satisfactory to the Tax Indemnified Party or paid the Tax Third Party Claim. If the Tax Indemnifying Party assumes such defense, the Tax Indemnifying Party will not be liable to the Tax Indemnified Party for legal or other expenses subsequently incurred by the Tax Indemnified Party in connection with the defense thereof. If the Tax Indemnifying Party assumes such defense, the Tax Indemnified Party shall have the right to participate in the defense thereof and to employ counsel or other tax advisors, at its own expense separate from the counsel or other tax advisors employed by the Tax Indemnifying Party. The Tax Indemnifying Party shall be liable for all reasonable fees and expenses of counsel or other tax advisors employed by the Tax Indemnified Party for any period subsequent to the date the Tax Indemnified Party notifies the Tax Indemnifying Party pursuant to this Section 8.2(e) and during which the Tax Indemnifying Party has not assumed the defense thereof. Whether or not the Tax Indemnifying Party chooses to defend or prosecute any Tax Third Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Tax Indemnifying Party shall have assumed the defense of a Tax Third Party Claim, the Tax Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Tax Third Party Claim without the Tax Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld.

                      (f) Without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, if a Material Adverse Effect on the liability for Taxes of the Buyer with respect to or arising from the Business or Business Assets will result therefrom, neither the Seller nor any of its affiliates shall make or change any election, change an accounting period, adopt or change any accounting method, file any amended Tax return or report, enter into any closing agreement, settle any Tax claim or assessment relating to the Business or the Business Assets, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to any of the Business or the Business Assets.

                      (g) If a Tax Indemnified Party receives a refund or credit with respect to Taxes which it would be indemnified for under this
Section 8.2, the Tax Indemnified Party shall pay over such refund or credit to the Tax Indemnifying Party; provided, however, that the amount of such refund or credit which the Tax Indemnified Party is required to pay over to the Tax Indemnifying Party shall be computed on an after-Tax basis.


                                 ARTICLE IX

                        TERMINATION AND ABANDONMENT

               9.1 Termination. Subject to the parties' obligations as provided in Section 5.5, this Agreement may be terminated at any time prior to the Effective Time:

                      (a) by mutual consent of the Seller and the Buyer;

                      (b) by the Buyer, at the Buyer's sole discretion, at any time after October 31, 2000;

                      (c) by the Seller or the Buyer (i) at any time after November 30, 2000 if the conditions set forth in Article VII shall not have been satisfied or waived; (ii) if a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated by this Agreement on the terms contemplated hereby; (iii) if an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction and shall not be in violation of
Section 5.5; or (iv) Henkel's Shareholders Committee shall fail to approve the acquisition of the Seller's Business substantially in accordance with the terms and conditions set forth herein;

                      (d) by the Buyer, if there has been a material violation or breach by the Seller of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer; or

                      (e) by the Seller, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Seller impossible and such violation or breach has not been waived by the Seller.

               9.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein:

                      (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                      (b) each party hereto will use its best efforts to prevent disclosure to third persons of all information received by either party with respect to the business of the other party or its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Entity except (i) as may be required by Law; and (ii) as is permitted by this Agreement;

                      (c) neither party hereto shall have any liability or further obligation to the other party to this Agreement pursuant to this Agreement except as stated in this Section 9.2 and in Sections 5.3(b) and 5.4, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement; and

                      (d) if after the date hereof Seller receives a Dexter Acquisition Proposal which proposes that the Seller's shareholders receive consideration with a fair market value per share exceeding $45 and which includes a condition that this Agreement be terminated and if for any reason the Seller's shareholders are asked to approve this Agreement and such approval is denied, and this Agreement is subsequently terminated, then within 2 business days following such termination the Seller shall pay the Buyer a fee of $8 million; and

                      (e) upon any termination of this Agreement other than pursuant to Section 9.1(e) and upon request by the Buyer, the Seller shall promptly, but in no event later than 2 business days following the date of such request, reimburse the Buyer for its out-of-pocket cash expenses (including without limitation, fees and expenses of accountants, counsel, investment bankers and consultants and all travel related expenses) incurred in connection with this Agreement and the transactions contemplated hereby (whether incurred prior to or subsequent to the execution of this Agreement); provided that the Seller shall in no event be responsible for more than $500,000 in respect of this paragraph (e).


                                 ARTICLE X

                          MISCELLANEOUS PROVISIONS

               10.1 Delivery of Schedules and Related Documents. The schedules and related documents required to be delivered pursuant to this Agreement are being delivered simultaneously with the execution and delivery of this Agreement.

               10.2 Amendment and Modification. Subject to applicable Law, and unless otherwise expressly set forth herein, this Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer at any time prior to the Effective Time with respect to any of the terms contained herein.

               10.3 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.3.

               10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, telecopied (which is confirmed) or sent by reputable courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

                      (a)    if to the Seller, to

                             Dexter Corporation
                             One Elm Street
                             Windsor Locks, Connecticut 06096-2334
                             Attention: General Counsel
                             Telecopy:  (860) 292-7669

                             with a copy to

                             Skadden, Arps, Slate, Meagher & Flom LLP
                             Four Times Square
                             New York, New York 10036-6522
                             Attention:  J. Michael Schell, Esq.
                                         Margaret L. Wolff, Esq.
                             Telecopy:   (212) 735-2000

                      (b)    if to the Buyer, to

                             Loctite Corporation
                             1001 Trout Brook Crossing
                             Rocky Hill, Connecticut 06067
                             Attention:  President
                             Telefax: (860) 371-2433

               10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party which shall not be unreasonably withheld and with respect to any continuing obligation to indemnify shall be granted instanter. The Buyer may assign its rights to purchase the Business Assets to one or more of its wholly owned subsidiaries or those of Henkel, as provided in Section 10.6.

               10.6 Parent and Designated Affiliates and Subsidiaries. Anything in this Agreement to the contrary notwithstanding, the Seller agrees that the Buyer may cause its ultimate parent, Henkel, or one or more of the affiliates or wholly owned subsidiaries of Henkel designated by the Buyer to carry out all or part of the transactions contemplated by this Agreement or own or take possession of any Business Assets or the stock of any of the Foreign Business Subsidiaries at the discretion of the Buyer or its parent without further approval of the Seller; provided, however, that no such designation shall affect or diminish the liability of the Buyer under this Agreement.

               10.7 Governing Law. This Agreement shall be governed by the laws of the State of Connecticut (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

               10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               10.9 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement:
(i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "subsidiary" when used in reference to any other person shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person; (iii) the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act; and (iv) the term "business day" means each day which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

               10.10 Entire Agreement. This Agreement, including the exhibits hereto and the documents, schedules, certificates and instruments referred to herein, and the Confidentiality Agreement, dated March 1, 2000 between the Buyer and the Seller, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

               10.11 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable Law.

               10.12 Bulk Sales Law. The Buyer waives compliance by the Seller with any bulk sales or similar laws, and the Seller agrees to indemnify from any liability resulting from such noncompliance.


                                 ARTICLE XI

                        SURVIVAL OF REPRESENTATIONS

               The representations and warranties of the parties hereto contained in this Agreement or made in any certificate, schedule or exhibit delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect for a period of time (the "Indemnification Period") equal to the shorter of 12 months following the Closing Date and the date of any Dexter Acquisition Transaction; provided, however, that the Indemnification Period shall be for at least 5 months following the Closing Date.


                                ARTICLE XII

                              INDEMNIFICATION

               12.1 Indemnity by Seller. Seller agrees to indemnify and hold the Buyer, Henkel and its affiliates and subsidiaries harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel, net of insurance proceeds actually received (collectively, the "Losses") related to or arising directly out of any inaccuracies in any representation or warranty made by Seller in or pursuant to this Agreement; provided that solely for purposes of this
Article XII, for any of the representations and warranties of the Seller that are qualified by an exception for the absence of a Material Adverse Effect, the term "Material Adverse Effect" shall also mean any state of facts, event, change, or effect which gives rise to a liability not previously accrued of $25,000, which shall be deemed conclusively to be a Material Adverse Effect; and provided further that the Seller shall have no liability with respect to any Losses pursuant to this Section 12.1 unless and until the aggregate of all Claims for Losses hereunder exceeds $6 million and shall thereafter be liable only for such Losses as exceed such $6 million in amount.

               12.2 Conditions to Indemnification.

                      (a) Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other party obligated to provide indemnification hereunder (" the Indemnifying Party") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided the failure of the Indemnified Party to give such notice shall not relieve any Indemnifying Party of its obligations under this Section 12 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), upon receipt of such notice from the Indemnifying Party, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim, if and only if each of the following conditions is satisfied, and the Indemnifying Party may assume the defense of such Third Party Claim and, in the case of such an assumption, the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim: (i) the Indemnifying Party confirms in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claims; and (ii) the Indemnified Party does not give the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that a conflict of interest makes separate representation by the Indemnified Party's own counsel advisable. The Indemnified Party shall cooperate fully in the defense of any Third Party Claim as and to the extent reasonably requested by the Indemnifying Party.

                      (b) In the event of any claims under Section 12.1 hereof, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such claim. With respect to liquidated Claims, if within 30 days the Indemnifying Party has not contested such claim in writing, the Indemnifying Party will pay the full amount thereof within 10 days after the expiration of such a period.

               12.3 Method and Manner of Paying Claims. Subject to the Indemnifying Party's right pursuant to section 12.2 hereof to defend, negotiate, compromise and settle a Third Party Claim, the amount of any Claim shall be paid by the Indemnifying Party forthwith on demand. If the Indemnifying Party fails to pay any such Claim forthwith on demand, the Indemnified Party may both: (i) proceed directly against the Indemnifying Party to recover the amount of such claim and (ii) set off the amount of such claim against amounts owed by the Indemnified Party to the Indemnifying Party, if any.


                                ARTICLE XIII

                               NONCOMPETITION

               13.1 Noncompete; No Solicitation of Employees. Upon the terms and subject to the conditions set forth in this Section 13, the Seller covenants and agrees that, as a material consideration running to Buyer for the Buyer's payments hereunder, for a period of five years from and after the Closing Date, the Seller will neither engage in nor permit the "Dexter" name to be used by any business directly or indirectly in competition with the Business as carried on by the Seller or any of its subsidiaries or affiliates on the Closing Date, in the United States of America, or in any country or political subdivision of the world in which the Business is located or conducts business. Seller further covenants and agrees that for a period of five years from and after the Closing Date, Seller will not recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer to others concerning employment, any Transferred Employee or any employee of the Buyer or a subsidiary or affiliate of either.

               13.2 Tolling of Period. The term of the covenants contained in Section 13.1 hereof shall be tolled for the period commencing on the date any successful action is filed for injunctive relief or damages arising out of a breach by Seller of Section 13.1 hereof and ending upon final adjudication (including appeals) of such action.

               13.3 Enforcement. If, in any judicial proceeding, the court shall refuse to enforce the covenants contained in Section 13.1 hereof because the time limit is too long, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce covenants contained in Section 13.1 hereof because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Buyer, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

               13.4 Irreparable Damage; Injunctive Relief. Seller acknowledges that a breach of Section 13.1 hereof would cause irreparable damage to Buyer, and in the event of Seller's actual or threatened breach of the provisions of Section 13.1 hereof, Buyer shall be entitled to a temporary restraining order and an injunction restraining Seller from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Seller. Nothing shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Seller.


               IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                            LOCTITE CORPORATION


                                            By:  /s/ Steven T. Merkel
                                               _________________________
                                               Name: Steven T. Merkel
                                               Title: Vice President


                                            DEXTER CORPORATION


                                            By: /s/ K. Grahame Walker
                                               ________________________
                                                Name:  K. Grahame Walker
                                                Title: Chairman and CEO